UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 20, 2012, TransDigm Group Incorporated (“TDG”), announced that TDG, TransDigm Inc., and AGH Acquisition, Inc., a wholly owned subsidiary of TransDigm Inc., had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AmSafe Global Holdings, Inc. (“AmSafe”) and BSR LLC and Greenbriar Equity Fund II, L.P., as stockholder representatives, providing for TDG’s purchase of AmSafe Global Holdings, Inc., a privately-owned, world leading supplier of innovative, highly engineered and proprietary safety and restraint equipment used primarily in the global aerospace industry. AmSafe is being purchased for a total purchase price of approximately $750 million in cash from a group controlled by Berkshire Partners LLC and Greenbriar Equity Group LLC. TransDigm expects to finance the acquisition through a combination of new senior bank debt and cash.

On January 20, 2012, TDG entered into a commitment letter (the “Commitment Letter”) with Credit Suisse Securities (USA) LLC and UBS Loan Finance LLC to provide a senior secured term loan facility for up to $500 million to fund a portion of the cash consideration required pursuant to the Merger Agreement. The Commitment Letter is subject to various conditions, including the absence of a material adverse effect on TransDigm having occurred, the execution of satisfactory documentation and other customary closing conditions. The Commitment Letter expires on April 20, 2012.

The Merger Agreement contains customary representations, warranties and covenants by the parties. All of AmSafe’s representations and warranties and substantially all of the representations and warranties of TransDigm, Inc. do not survive the closing of the merger. The acquisition is subject to customary closing conditions, including termination of the waiting period under the Hart-Scott-Rodino Act, and is expected to close before the end of the second quarter of fiscal 2012.

Affiliates of Berkshire Partners LLC (“Berkshire”) hold approximately 37.5% of the equity of AmSafe. Affiliates of Berkshire hold approximately 9.7% of the outstanding equity of TransDigm. Mr. Robert Small, a Managing Director of Berkshire, serves on the board of directors of TransDigm, but does not serve on the board of directors of AmSafe. Mr. Small recused himself from deliberations regarding the potential acquisition and abstained from the vote of the TransDigm board of directors in approving the AmSafe acquisition transaction.

The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the TDG or Amsafe. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. TDG’s investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of TDG or Amsafe or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in TDG’s public disclosures.

The above summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

A copy of the January 20, 2012 press release announcing the Merger Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

2.1	Agreement and Plan of Merger by and among AmSafe Global Holdings, Inc., AGH Acquisition Inc., TransDigm Inc. and TransDigm Group Incorporated dated January 20, 2012.

99.1	Press Release of TransDigm Group Incorporated, dated January 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: January 23, 2012

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among AmSafe Global Holdings, Inc., AGH Acquisition Inc., TransDigm Inc. and TransDigm Group Incorporated dated January 20, 2012.

99.1	Press Release of TransDigm Group Incorporated, dated January 20, 2012.